Exhibit 99.1

         LIMELIGHT MEDIA APPOINTS KIRK KRAJEWSKI TO BOARD OF DIRECTORS

           Fleet Management Experience To Assist in Building OTR Media

Memphis, TN Feb 22, 2005 - Primezone. Limelight Media Group, Inc. (OTCBB: LMMG) announces today that the Board of Directors has appointed Kirk Krajewski to fill a vacancy on the Company Board of Directors pending the next scheduled shareholder meeting.

Mr. Krajewski is a 26 year veteran of the transportation and distribution industry with a specialty in wholesale foods. As a graduate of North Central College in Naperville, Illinois with a degree in Business Administration, Mr. Krajewski currently works for SYGMA Network in Orlando, Florida as Vice President and General Manager. His responsibilities include wholesale food distribution and fleet management in the Southeastern United States. He has held previous positions in distribution and transportation with UPS, Pillsbury, and Pepsi. "We are pleased to have the experience Mr. Krajewski brings to the Board of Directors, With our pending acquisition of OTR Media and the digital media initiative in grocery stores, Mr. Krajewski will be able to provide special insight in, and assist us in building the necessary corporate relationships for, developing our business " stated David V. Lott, President of Limelight Media Group, Inc.

Limelight Media Group, Inc. creates, manages and supports out-of-home digital advertising and promotional networks. The Company's digital media management system enables simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. The Company is developing an initiative to enhance its product offerings in digital media with traditional media sources and technology products.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the management of Limelight believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward- looking statements contained in this release.

CONTACT: Limelight Media Group, Inc.
David V. Lott, President,
(866) 887-LIME (5463